EXHIBIT 99.6
BMC Press Release Quotes
Intent to Acquire BladeLogic
Jim Grant Quote/Audio Commentary
“BMC has a history of smart, successful acquisitions because we focus on customer needs, cultural compatibility and tight product integration,” said Jim Grant, senior vice president and general manager of BMC’s Enterprise Service Management business unit. “BMC is the only independent software vendor able to meet the customer demand for comprehensively architected and automated IT management solutions. For us, this is a great opportunity to capitalize on the customer dissatisfaction with our competitors’ offerings created by continued product shortcomings and forced migrations.”
This quote is provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of BladeLogic’s common stock will only be made pursuant to a tender offer statement on schedule TO, including an offer to purchase and other related materials that Bengal Acquisition Corporation, a wholly-owned subsidiary of BMC Software Inc., intends to file with the Securities and Exchange Commission.
Once filed, BladeLogic’s stockholders should read those materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Once filed, BladeLogic’s stockholders will be able to obtain the tender statement on schedule TO, the offer to purchase and related materials with respect to the offer free of charge at the Web site of the Securities and Exchange Commission at www.sec.gov, from the information agent and dealer manager named in the tender offer materials or from Bengal Acquisition Corporation.

This quote may make forward-looking statements that involve risks and uncertainties and assumptions. If these prove incorrect, BMC’s results could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including the expected benefits and cost of the transaction, management plans relating to the transaction, the expected timing of the completion of the transaction, the ability to complete the transaction considering the various closing conditions, and any statements of the plans, strategies and objectives of management for future operations.
Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected, that the transaction may not be completed in a timely fashion, if at all, that prior to the completion of the transaction BladeLogic’s business may not perform as expected due to transaction-related uncertainty or other factors, that the parties are unable to successfully implement integration strategies and other risks that are described from time to time in BMC’s and BladeLogic’s SEC reports. BMC assumes no obligation and does not intend to update these forward-looking statements.